exhibit 10.31

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is between                                        (“You” or “Your”) and Avery Dennison Corporation, including its successors, assigns, predecessors, parents, subsidiaries, and affiliates (“Company” or “Avery Dennison”).  You and Avery Dennison agree as follows:

1.            Termination Date. Your employment will continue until Your termination date which shall be                    , unless Avery Dennison agrees to extend Your termination date in its sole discretion (“Termination Date”).

2.            Severance Benefits.  Subject to Your execution and non-revocation of this Agreement (in accordance with Section 16 hereof), Avery Dennison will provide to You the following benefits after Your Termination Date:

A.         Subject to the terms of and in accord with the Avery Dennison Corporation Executive Severance Plan (“Executive Severance Plan”), You will receive a gross lump sum severance payment in the amount of                        and          Dollars ($                          .    ), which is the sum total of (i) your annual base salary as of Your Termination Date ($                         ), (ii) the cash value of twelve (12) months of premiums for qualified medical and dental plans in which You participate as of Your Termination Date ($                              ), and (iii) the highest of the last three (3) AIP awards received by You ($                       ; AIP received in               ).  This severance payment will be paid to You according to the terms of the Executive Severance Plan. All required taxes and withholdings will be deducted from this amount.

B.          Outplacement services will be provided to You by an agency selected by Avery Dennison.  Avery Dennison’s selection of the agency, as well as the type of the benefits provided to You, will be determined in Avery Dennison’s sole discretion and commensurate with Your executive level within Avery Dennison.  You must complete using these outplacement services within one (1) year of Your Termination Date.

3.            Post-Termination Benefits and Obligations.

A.         After Your Termination Date, You are eligible to elect COBRA continuation coverage for the group medical, group dental and/or comprehensive vision coverage that You had elected, if any, while employed with Avery Dennison.  You will be responsible for all required payments for such coverage.  You must at all times meet COBRA eligibility requirements.

B.          After Your Termination Date, Your deferred compensation account balance, if any, will be paid to You according to the terms of the plan.

C.          You will be eligible to exercise any vested stock options on or before the earlier of (i) each option’s expiration date, or (ii) six (6) months after Your Termination Date, unless otherwise specified according to the terms of the applicable equity plans and  agreements.  Stock options, Restricted Stock Units, Performance Units and Market-Leveraged Stock Units that are not vested as of Your Termination Date shall be cancelled.  No term of any previously granted stock option shall be extended.

D.         Outstanding expenses that have been properly incurred and submitted to Avery Dennison within thirty (30) days after Your Termination Date and according to Company policies will be reimbursed to the appropriate authorized account.

E.           All perquisites, including any executive benefit allowance(s), will cease as of Your Termination Date.

F.            After Your Termination Date, and as reasonably requested by Avery Dennison, You agree to assist Avery Dennison and its attorneys in any formal or informal legal matters in which You are named as a party and/or relating to which you have relevant knowledge or documents, including any matters in which You are currently involved or that arose while You were an employee of Avery Dennison.  You acknowledge and agree that such assistance may include, but will not be limited to, providing truthful information at all times; providing background information regarding any matter on which You previously worked;  aiding in the drafting of declarations, affidavits or similar documents and executing the foregoing; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparation for the above-described or similar activities; assistance with reviewing and drafting patent applications concerning inventions for which you were an inventor, including executing any documents necessary for Avery Dennison to file for or obtain any patents for such inventions.

If You receive notice or legal process that requires You to provide testimony or information in any context about Avery Dennison to any third party, You agree to inform Avery Dennison’s General Counsel via e-mail message or fax transmission within seventy-two (72) hours of receiving such notice. You agree to cooperate with Avery Dennison and its attorneys in responding to such legal process.  Should it be necessary for You to involve Your personal attorney for representation on such matters, Avery Dennison will reimburse You for these legal fees at actual and reasonable hourly rates, and reasonable travel expenses associated with such assistance that are approved by Avery Dennison in advance will be reimbursed.  Travel will be arranged and approved according to Avery Dennison’s employee travel policy which is in effect at the time of the required travel (for an employee in a status of Your former position with Avery Dennison).  Fees and expenses incurred shall be submitted by You, with required supporting documentation, within thirty (30) days after they are incurred, and Avery Dennison will reimburse You according to its reimbursement program and process within sixty (60) days of receiving the reimbursement request from You.

4.            Waiver and Release.  You agree, for Yourself and Your spouse and child or children (if any),  heirs, beneficiaries, devisees, executors, administrators, attorneys, personal or legal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Avery Dennison, Avery Dennison’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, owners, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which You are or have been a participant by virtue of Your employment with Avery Dennison, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which You have or may have had based on any events or circumstances arising or occurring on or prior to the Effective Date of this Agreement, and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever:

A. Your employment and separation from Avery Dennison;

B. Your status at any time as a holder of any derivative or non-derivative securities of Avery Dennison;

C.  Any and all claims arising under any federal, state, or local law relating to Your employment, including without limitation claims of wrongful discharge, discrimination, harassment, retaliation, whistleblowing, breach of express or implied contract, fraud, misrepresentation, estoppel, defamation, or liability in tort of any kind, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991,42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, the Genetic Information Nondisclosure Act, the Sarbanes-Oxley Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and any state or local statutes, ordinances, and regulations; and

D.         Any and all claims, allegations, assertions or defenses that the restrictions contained within Sections 6 or 8 of this Agreement are overly broad, unreasonable, unenforceable, or supported by insufficient consideration.

You also agree not to file any lawsuit or other action asserting any claim, cause of action, or liability that is waived and released as described above in this Section 4.  Excluded from this Section 4 are claims and causes of action (i) that by law cannot be waived in this Agreement, including, but not limited to, workers’ compensation claims; (ii) for employee benefits that have already vested according to the terms of Avery Dennison’s benefit plans; (iii) for any obligation assumed under this Agreement by any party hereto; and (iv) Your rights to indemnity, if any, including under law or any Company policy, practice, insurance policy or otherwise.

[[ADD FOR CALIFORNIA]: You expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of California, and You do so understanding and acknowledging the significance and consequences of such specific waiver of Section 1542.  Section 1542 of the Civil Code of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.”

Thus, notwithstanding Section 1542, You expressly acknowledge and agree that this Agreement is intended to include in its effect all claims which may exist, whether or not You know of such claims, at the time of the execution hereof.]

5.            Confidentiality of Agreement.  You agree not to disclose, or discuss with, any person (other than Your spouse, attorney and tax or other financial advisor) any of the terms and conditions of this Agreement, except as may be required (a) by law or regulation, (b) to effectuate the terms of this Agreement, (c) to notify a potential employer of Your confidentiality, non-competition, and non-solicitation obligations, or (d) to comply with a request or order of a government agency or court during an investigation or other legal proceeding.  Except as permitted in this Section 5, disclosure of any term of this Agreement is a material breach.

6.            Avery Dennison’s Confidential Information.  You agree not to directly, indirectly, or inevitably appropriate, disclose, or use any Confidential Information for Your own use or for the use of others, except as permitted expressly in writing by an officer of Avery Dennison. “Confidential Information” means any Avery Dennison information or material, regardless of the form in which it was made available to You, that is not generally known by the public, including but not limited to, information or material relating to: trade secrets, products, manufacturing, engineering, processes, research,  development, tests, specifications, methods, strategies, mergers, acquisitions, divestitures, joint ventures, capabilities, know-how, vendors, suppliers, finances, accounting, audits, computer and electronic systems, software and hardware, customers, marketing, sales, services, prices, costs, employees, liabilities, third party information shared with Avery Dennison under an agreement requiring confidentiality, and any other technical, financial or business information existing or developed at any time by Avery Dennison or by You during Your employment at Avery Dennison’s request or otherwise with the scope of Your employment with Avery Dennison.

You understand and agree that such information which was disclosed to You or to which You obtained access during Your employment, whether created or originated by You or others, and which You have a reasonable basis to believe is Confidential Information or is treated by Avery Dennison as Confidential Information, is Confidential Information regardless of whether the information is marked as “confidential” or with any similar legend. You further understand and agree that Confidential Information is special and unique, is the result of great effort and expense, and provides a competitive advantage to Avery Dennison.

Notwithstanding anything to the contrary in this Agreement, You will be immune from liability if You disclose a trade secret as permitted by and in compliance with 18 USC § 1833(b).

7.            Return of Company Property. You represent that, except as required to perform Your job duties or as authorized in writing by Your manager or supervisor, You have not (a) removed Confidential Information from Avery Dennison’s premises or systems in any manner, or (b) destroyed, deleted, modified, altered, removed, taken, or retained any Company property, including but not limited to equipment, devices, storage media, information (including Confidential Information), and data, whether in hard copy or electronic form, including any copies or duplicates, and You warrant and agree that You will not do any of the foregoing. You further represent that You used Confidential Information only as necessary to perform Your job and complied with any rules and procedures for protecting and maintaining Confidential Information, including any additional obligations that Avery Dennison undertook in receiving materials from any third parties.

You agree to return to the Company all Company property, equipment, devices, storage media, documents, files, lists and other information of a business nature, whether Confidential Information or not, and whether in hard copy or electronic form, including copies and duplicates, on or before Your termination date. If the return of such property is not possible as of Your termination date, You must do so at the earliest possible time thereafter.

8.            Non-Competition and Non-Solicitation Obligations. [DO NOT USE THIS SECTION IF EMPLOYEE IS IN CALIFORNIA; USE ALTERNATIVE SECTION BELOW INSTEAD] For a period of two years after Your termination date, You agree not to directly or indirectly engage in Competitive Employment unless expressly authorized in writing by an officer of Avery Dennison.  This restriction in no way limits or diminishes Your obligations under any other provision of this Agreement.  If requested by Avery Dennison, You agree to provide employment information demonstrating Your compliance with this Section.  “Competitive Employment” means any non-Avery Dennison position in which You directly or indirectly provide services as an owner, partner, officer, director, employee, advisor, consultant, contractor, or agent for any person, firm, corporation, partnership, venture, self employment, or other entity that is engaged in, or that is intending or attempting to become engaged in the Business in any Restricted Area. “Business” means the research, development, manufacture, sale, service or supply of any product, process, or service substantially similar to or competitive with any product, process, or service (a) on which or with which You worked during the last two years of Your employment with Avery Dennison or (b) about which You obtained Confidential Information at any time. “Restricted Area” means the United States and each additional country or countries (and states and/or state equivalents therein) in which the Company is engaged in the Business.

For two (2) years after Your last day of employment, unless You have the express written permission of an officer of Avery Dennison, You agree that You will not directly or indirectly:  (A) call upon, solicit, divert or take away, or attempt to call upon, solicit, divert or take away, any customers, business, suppliers, or vendors of the Company upon whom You called, serviced, supported or solicited during Your employment with the Company, or with whom You became acquainted as a result of Your employment with the Company; or (B) solicit, influence or encourage (or attempt to do so) any person or business that was an employee, consultant, contractor, customer, supplier, or vendor of the Company during the period of Your employment with the Company to terminate his, her or its employment or relationship with the Company for any reason.]

[[IF EMPLOYEE IS IN CALIFORNIA, INCLUDE THE FOLLOWING IN PLACE OF THE ABOVE]:  You agree that upon the conclusion of Your employment with the Company and for a period of one year thereafter, unless You have the express written permission of an officer of Avery Dennison, You will not directly or indirectly solicit, influence or encourage (or attempt to do so) any person who was an employee, consultant, or contractor of the Company during the period of Your employment with the Company to terminate his or her employment or relationship with the Company for any reason.  You further agree that upon the conclusion of Your employment with the Company and at all times thereafter, You will not use any trade secret(s) of the Company to compete with the Company, including but not limited to by using any trade secret(s) of the Company to call upon, solicit, divert or take away, or attempt to call upon, solicit, divert or take away, any customers, business, suppliers, or vendors of the Company upon whom You called, or who You serviced, supported or solicited, during Your employment with the Company, or with whom You became acquainted as a result of Your employment with the Company.]

9.            Loss of Right to or Repayment of Severance.  You will not be entitled to the severance payments set forth in Section 2.A., or if already paid, You will be required to repay such severance payments (a) if it is determined by Avery Dennison, within one year after Your Termination Date, that while employed with Avery Dennison you committed a crime, engaged in material dishonesty, fraud, misconduct, or grossly negligent conduct, or breached Your fiduciary duty or duty of loyalty to Avery Dennison; (b) if You breach or have breached Your obligations under Sections 6, 7 or 8 of this Agreement; or (c) as may otherwise be required by law.

10.    Non-Admission.  The offering, negotiating, undertaking, or signing of this Agreement, are not in any way an acknowledgement or admission that You, Avery Dennison, or any person acting on behalf of Avery Dennison, have (a) violated or failed to comply with any federal, state, or local constitutional provision, statute, law, regulation, rule, or ordinance; or (b) not complied with any of Avery Dennison’s policies, procedures, or contracts.

11.    No Interference with Rights. You understand, agree and acknowledge that nothing contained in this Agreement, including but not limited to Sections 4 (Waiver and Release), 5 (Confidentiality of Agreement), 6 (Avery Dennison’s Confidential Information) and 7 (Return of Company Property), will prevent You from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any state or federal administrative agencies charged with the enforcement of any laws. But, except for relief ordered by the SEC or where such a waiver of individual relief is prohibited, by signing this release You are waiving rights to individual relief based on any claims asserted in such a charge or complaint, or asserted by any third-party on Your behalf. This Agreement also does not limit Your right to receive an award for information provided to the SEC.

12.    Successors and Assigns. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

13.    Construction of Agreement.  This Agreement shall be governed by the laws of the state in which you last regularly worked for Avery Dennison or by U.S. federal law as applicable to the Agreement.  If any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, in whole or in part, such judgment shall not affect, impair or invalidate the remainder of the Agreement.  This Agreement is the only and complete agreement between You and the Company on or in any way relating to the subject matter hereof, provided, however, that Your obligations of confidentiality, non-competition and non-solicitation set forth in any agreement between You and the Company shall expressly remain in full force and effect except to the extent modified by the specific inclusion of new confidentiality, non-competition and non-solicitation provisions in this Agreement.  You acknowledge and agree that you are not entitled to any post-employment compensation or severance except as exclusively provided for herein. No prior or contemporaneous statements, promises or representations have been made by either party to the other and no consideration has been or is offered, promised or expected other than that already received or described in this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

14.    Dispute Resolution.  All disputes arising out of or in connection with this Agreement or with any aspect of Your employment shall be finally determined by arbitration administered by the American Arbitration Association and governed by its commercial arbitration rules in effect as of the date of this Agreement.  The seat and place of arbitration shall be and all hearings shall take place in                         , and any and all awards and other decisions shall be deemed to have been made there.  All hearings shall take place in                        ,.  The language of the arbitration shall be English.  The number of arbitrators shall be one.  All orders, decisions, and awards rendered by the arbitral tribunal will be final, binding, and enforceable by any court of competent jurisdiction.

Either Party shall have the right to seek injunctive relief to preserve the status quo pending a final award in the arbitration and may do so before or after the constitution of the arbitral tribunal without waiving the right to arbitration.  The Parties further agree that any breach of this Agreement shall constitute irreparable harm to Avery Dennison for which judicial injunctive relief shall be available in any court of competent jurisdiction without necessity for posting bond or other security, and any requirement for which is hereby waived. With regard to any action, claim or proceeding for such injunctive relief or to enforce any order, decision, or award rendered by the arbitral tribunal in a court of competent jurisdiction, including the courts of the United States, each party irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts thereof) in any such action, claim or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action, suit, or proceeding in such court or that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum.  Process in any such action, suit, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

The parties agree to use all possible measures to keep the existence of any dispute hereunder and any and all information concerning any arbitral proceedings and any order, decision or award strictly confidential except (i) to the extent necessary to enable a party to properly exercise or enforce its rights under this Agreement or under any order, decision, or award rendered by the arbitral tribunal, or (ii) to the extent required by applicable law or by regulations of any stock exchange or regulatory authority or pursuant to any order of court or any other competent authority or tribunal.

15.    409A Internal Revenue Code Compliance. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including, without limitation, any such regulations or other guidance that may be issued after the Effective Date of this Agreement.  Notwithstanding any provision of this Agreement to the contrary, in the event that Avery Dennison determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, Avery Dennison may adopt (without any obligation to do so or to indemnify You for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Avery Dennison reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

16.    Time for Consideration.  You must both sign this Agreement [INSERT THE FOLLOWING ONLY IF THE EMPLOYEE IS AGE 40 OR OLDER: and not revoke Your signature] within sixty (60) days following Your Termination Date.  You can sign the Agreement any time on or prior to this Date.  [INSERT THE FOLLOWING ONLY IF THE EMPLOYEE IS AGE 40 OR OLDER: You have seven (7) days after You sign the Agreement to revoke Your signature, if You choose to do so, provided that a revocation means that You will not receive the benefits provided under this Agreement.  Your revocation must be in writing, signed by You, and received by    [NAME, POSITION, ADDRESS]      within seven (7) calendar days after You sign the Agreement, not including the day You signed it.  This Agreement shall be effective only after this seven (7) day revocation period has expired without Your revocation (“Effective Date”).  If You revoke Your signature, this Agreement shall not be effective or enforceable.]  You are advised to consult with an attorney prior to signing if You desire to do so.

You agree: (a) that You have been provided an adequate opportunity to read, understand, and consider this Agreement; (b) that You have been advised to consult with an attorney if you desire; (c) that You understand this Agreement; and (d) that You are agreeing to this Agreement knowingly and voluntarily.

This Agreement may be signed in counterparts, each to be effective as to the other party.  Both parties to exchange signed signature pages.

[EMPLOYEE NAME]	AVERY DENNISON CORPORATION

Signature:
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Date:
Print Name:

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